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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Horizon Organic Holding Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-37864 and 333-64905) on Form S-8 of Horizon Organic Holding Corporation of our report dated February 4, 2002, relating to the consolidated balance sheets of Horizon Organic Holding Corporation and subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Horizon Organic Holding Corporation.

Boulder, Colorado
March 13, 2002

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  Exhibit 23.1